SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 27, 2008 (August 15, 2008)

SUNRISE REAL ESTATE GROUP, INC.
(Exact name of registrant as specified in its charter)

Texas	000-32585	75-2713701
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification)

(Address of principal executive offices)

Suite 701, No.333, Zhaojiabang Road
Shanghai, PRC 200032

Registrant's telephone number, including area code (86)-21-6422-0505

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02(a). Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

After extensive review of the interpretation on SFAS 66 and discussion between Company management and independent auditors, on August 13th, 2008, the Company has subsequently determined that the correct application of accounting principles had not been applied for the recognition of underwriting sales revenue and made the conclusion to restate the financial statements for the periods in question.

In this correction, the financial statements for the years ended December 31, 2007 and 2006 and the quarter ended March 31, 2008 were restated to increase the Company’s deferred tax assets and deposits received from underwriting sales by deferring revenue recognition to the consummation of the sale, generally when the remaining maximum exposure to loss is reduced below the amount of gain deferred. As a result, the Company’s net asset values as of December 31, 2007 and March 31, 2008 were reduced by $6,300,897 and $6,563,699, respectively. The correction of this error reduced the Company’s losses for the year ended December, 2007 by $157,811 and gave no effect on the income statement of the Company for each of the two quarters ended June 30, 2008.

An additional restatement relates to correct the overstatement of the minority shareholders’ share of the Company’s result by US$106,759. As a result of the correction of this item, the Company’s financial statements for the year ended 2007 were restated and the Company’s loss for the year ended December 31, 2007 and the accumulated losses as of December 31, 2007 were reduced by US$106,759.

The Company will be filing amendments to its Form 10-KSB for the year ended December 31, 2007 and its Form 10-Q for the quarter ended March 31, 2008, in order to complete this restatement process.

Management informed of and had discussed these matters with the Board of Directors. The Company’s management has discussed this matter disclosed in the filing pursuant to this Item 4.02(a) with our independent auditors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNRISE REAL ESTATE GROUP, INC.

Dated: August 27, 2008	By:	/s/ Wang Wen Yan
Name:Wang Wen Yan
Chief Financial Officer